Ex 99.1                Resignation Letter - Murray Conradie


                                Murray Conradie




                                        January 18, 2008

Board of Directors
South Texas Oil Company
Austin, Texas

Gentlemen:

       Please take notice that, effective immediately, I resign from the Corporation's Board of Directors and from all Committee positions held by me on behalf of the Corporation. I also hereby resign as Chief Executive Officer of the Corporation.


                                        Sincerely,



                                        /s/ Murray Conradie
                                        _________________________
                                        Murray Conradie